As filed with the Securities and Exchange Commission on July 31, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4552341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6111 Bollinger Canyon Road,
Suite 200
San Ramon, CA	94583
(Address of Principal Executive Offices)	(Zip Code)

Solera Holdings, Inc. 2007 Employee Stock Purchase Plan

Solera Holdings, Inc. 2007 Long-Term Equity Incentive Plan

(Full Title of the Plan)

Jack Pearlstein

Chief Financial Officer, Treasurer, and Secretary

Solera Holdings, Inc.

6111 Bollinger Canyon Road

Suite 200

San Ramon, CA 94583

(925) 866-1100

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Dennis Myers, P.C.

Gregory Vogelsperger

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (6)	Proposed maximum aggregate offering price (6)	Amount of Registration Fee
Common Stock, $.01 par value per share	3,566,869 shares	(2)	$18.79	$67,021,468.51	$2,058
Common Stock, $.01 par value per share	428,400 shares	(3)	$16.00	$6,854,400.00	$210
Common Stock, $.01 par value per share	304,731 shares	(4)	$.01	$3,047.31	$0
Common Stock, $.01 par value per share	1,500,000 shares	(5)	$18.79	$28,185,000.00	$865
Total	5,800,000 shares			$102,063,915.82	$3,133

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the Solera Holdings, Inc. 2007 Long Term Equity Incentive Plan (“2007 LTIP Plan”).

(3)	Represents common stock issuable upon the exercise of stock options granted under the 2007 LTIP Plan.

(4)	Represents common stock issuable upon the exercise of restricted stock units granted under 2007 LTIP Plan.

(5)	Represents 1,500,000 shares issuable upon the exercise of stock options which have not yet been granted under the Solera Holdings, Inc. 2007 Employee Stock Purchase Plan (“2007 ESPP Plan”).

(6)

With respect to the 428,400 shares of common stock issuable upon the exercise of stock options granted under the 2007 LTIP Plan and the 304,731 shares of common stock issuable upon the exercise of restricted stock units granted under the 2007 LTIP Plan, the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on an exercise price of $16.00 for the 428,400 shares of common stock issuable upon the exercise of stock options granted under the 2007 LTIP Plan and an exercise price of $.01 for the 304,731 shares of common stock issuable upon the exercise of restricted stock units granted under the 2007 LTIP Plan. With respect to the 3,566,869 shares of common stock issuable upon the exercise of awards that have not yet been granted under the 2007 LTIP Plan, and the 1,500,000 shares of common stock issuable upon the exercise of awards that have not been granted under the 2007 ESPP Plan, the proposed maximum offering price is estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on July 30, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

________________________________________

*                         The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S 8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents, which have been filed by Solera Holdings, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)           The Company’s Prospectus, dated May 10, 2007 and filed on May 14, 2007 pursuant to Rule 424(b)(1) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-140626).

(b)           The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed on February 12, 2007 (Registration No. 333-140626), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 11, 2007 (Registration No. 001-33461).

(c)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on June 25, 2007.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

Not applicable.

Item 6.                     Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), the Company’s Certificate of Incorporation, as amended (the “Charter”), provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of the Delaware Law, which section concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is a party or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an “indemnitee”),  will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith.  This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.  The Company may also, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

The Company maintains insurance to protect itself and its directors and officers against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.                     Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9.       Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on July 31, 2007.

SOLERA HOLDINGS, INC.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tony Aquila and Jack Pearlstein, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2007.

Signature	Title

/s/ Tony Aquila	President, Chief Executive Officer and Director
Tony Aquila	(principal executive officer)

/s/ Jack Pearlstein	Chief Financial Officer, Treasurer and Secretary
Jack Pearlstein	(principal financial and accounting officer)

/s/ Philip A. Canfield
Philip A. Canfield	Director

/s/ Craig A. Bondy
Craig A. Bondy	Director

/s/ Garen Staglin
Garen Staglin	Director

/s/ Roxani Gillespie
Roxani Gillespie	Director

/s/ Stuart J. Yarbrough
Stuart J. Yarbrough	Director

/s/ Jerrell Shelton
Jerrell Shelton	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company.*

4.2	Amended and Restated Bylaws of the Company.*

4.3	Specimen Common Stock Certificate representing shares of common stock, $0.01 par value per share.*

4.4	Solera Holdings, Inc. 2007 Long Term Equity Incentive Plan.*

4.5	Solera Holdings, Inc. 2007 Employee Stock Purchase Plan.*

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of Common Stock being registered hereby.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement).

* Previously filed on May 9, 2007 as an exhibit to the Company’s Registration Statement on Form S-1, as amended
(File No. 333-140626)